Exhibit 21.1

SUBSIDIARIES

SRII Opco GP, LLC

SRII Opco, LP

Alta Mesa Holdings GP, LLC

Alta Mesa Holdings, LP

Kingfisher Midstream, LLC

Alta Mesa Financial Services Corp.

OEM GP, LLC

Alta Mesa Services, LP

Oklahoma Energy Acquisitions, LP